The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Fourth Quarter Net Income of
$72.3 Million or $0.38 per Share

Results Include Charges To Strengthen Asbestos Reserves and
Cap Exposure on Two Credit Derivative Contracts

Property and Casualty Insurance Fundamentals Remain Strong;
Chubb Forecasts 2004 Operating Income of $5.90 to $6.30 per Share

Conference Call Is Rescheduled to Today, Feb. 3, 5:30 P.M.

     WARREN, New Jersey, February 3, 2004 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2003 was $72.3 million or $0.38 per share, compared to net income of $56.6 million or $0.33 per share in the fourth quarter of 2002.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $73.1 million or $0.38 per share in the fourth quarter of 2003, compared to operating income of $83.7 million or $0.48 per share in the fourth quarter of 2002.

     Chubb’s financial results for the fourth quarter of 2003 included:

•	A $250 million pre-tax ($0.86 per share after-tax) increase in net asbestos loss reserves;

•	A pre-tax loss of $96 million ($0.33 per share after-tax) from the non-insurance business of Chubb Financial Solutions (CFS), related entirely to an agreement that caps Chubb’s exposure from two credit derivative contracts that had experienced deterioration in credit quality; and

•	A $40 million ($0.21 per share) credit for the reversal of a tax valuation allowance related to the future U.S. tax benefit of European losses.

     Fourth quarter results for 2002 included a $75 million pre-tax ($0.29 per share after-tax) increase in net asbestos loss reserves reflecting a reduction in the reinsurance recoverable estimate and a $40 million ($0.23 per share) charge to establish a tax valuation allowance related to the future U.S. tax benefit of European losses.

     Chubb adopted the fair value method of accounting for stock-based employee compensation as of January 1, 2003. The per-share amounts for the fourth quarter of 2003 reflect a charge of $0.05 for the expensing of stock options, compared to no charge in 2002.

     “Chubb has made significant progress in 2003,” said John D. Finnegan, Chairman, President and Chief Executive Officer, “with solid premium growth, a significant improvement in loss ratio and a lower expense ratio. During the year, we raised new capital, grew the business while maintaining underwriting discipline, restored profitability to our European operations and infused the Chubb culture with a mindset of expense control. Just as important, we resolved the World Trade Center reinsurance recoverables issue and mitigated the risks of the CFS derivatives portfolio.”

Fourth Quarter Operations Review

     Property and casualty net premiums written in the fourth quarter of 2003 grew 21% to $2.9 billion. U.S. premiums grew 20%. Non-U.S. premiums grew 24%, or 10% in local currencies. Premiums for Chubb Re accounted for 4 percentage points of worldwide growth.

     Excluding the asbestos charges in both years, the fourth quarter combined loss and expense ratio improved to 94.8% in 2003 from 97.8% in 2002. Including the asbestos charges, the fourth quarter combined ratio was 104.0% in 2003 and 101.2% in 2002. Catastrophe losses in the fourth quarter of 2003 were $32.5 million, accounting for 1.2 percentage points of the combined ratio, compared to $23.2 million or 1.1 points in the fourth quarter of 2002. The expense ratio for the fourth quarter was 29.6% in 2003 and 30.9% in 2002.

     Chubb Commercial Insurance (CCI) net written premiums grew 19% to $1.05 billion. Excluding the asbestos charges in both years, the combined ratio for the fourth quarter improved to 88.1% in 2003 from 93.3% in 2002. Including the asbestos charges, the fourth quarter combined ratio was 113.2% in 2003 and 102.7% in 2002. Fourth quarter catastrophe losses accounted for 0.7 percentage points of the combined ratio in 2003, compared to 3.0 points in 2002.

     CCI’s average renewal rate increases in the U.S. were 8%, and it retained 80% of the U.S. premiums that came up for renewal. U.S. premiums from new business exceeded lost business by a 1.4-to-1 margin. CCI wrote $275 million of new business worldwide in the fourth quarter of 2003, compared to $272 million in the fourth quarter of 2002.

     Chubb Specialty Insurance (CSI) premiums grew 28% to $1.24 billion. The fourth quarter combined ratio improved to 100.6% in 2003 from 104.3% in 2002.

     Executive Protection (EP) net written premiums grew 20% in the fourth quarter, and the business had a combined ratio of 103.8%. Average renewal rates in the U.S. were up 23%, and EP retained 89% of the U.S. premiums that came up for renewal. U.S. premiums from new business exceeded lost business by a 1.8-to-1 margin. EP wrote $119 million of new business worldwide in the fourth quarter of 2003, compared to $125 million in the fourth quarter of 2002.

     Financial Institutions (FI) net premiums grew 32% in the fourth quarter and the business had a combined ratio of 109.7%. Average FI renewal rates in the U.S. were up 14%, and FI retained 91% of the U.S. premiums that came up for renewal. U.S. premiums from new business exceeded lost business by a 3.1-to-1 margin. FI wrote $62 million of new business in the fourth quarter of 2003, the same as in the fourth quarter of 2002.

     For the other specialty lines, fourth quarter premiums were up 37%, primarily driven by 67% growth at Chubb Re. The combined ratio for the other specialty lines was 90.4%.

     Chubb Personal Insurance (CPI) premiums grew 11% to $641 million. CPI’s fourth quarter combined ratio was 96.0% in 2003 and 95.0% in 2002. Catastrophe losses in the fourth quarter accounted for 4.0 percentage points of the combined ratio in 2003, compared to a negligible impact in 2002.

     The homeowners line grew 13%. The combined ratio was 98.3%, which included 6.1 percentage points of catastrophe losses. Personal automobile insurance grew 9% and had a combined ratio of 98.9%, while other personal lines, which include valuable articles, excess liability and yacht insurance, grew 8% and had a combined ratio of 85.9%.

     Property and casualty investment income after taxes for the fourth quarter increased 15.4% to $224.0 million from $194.1 million in 2002.

Full Year Results

     For the 12 months ended December 31, 2003, net income was $808.8 million or $4.46 per share, compared with $222.9 million or $1.29 per share for the year ended December 31, 2002. Operating income totaled $753.9 million or $4.16 per share for 2003, compared with $200.9 million or $1.16 per share in 2002.

     Results for 2003 included:

•	A $250 million pre-tax ($0.90 per share after-tax) increase in net asbestos loss reserves;

•	A pre-tax loss of $127 million ($0.45 per share after-tax) from CFS; and

•	A $40 million ($0.22 per share) credit for the reversal of a tax valuation allowance related to the future U.S. tax benefit of European losses.

     Results for 2002 included:

•	A $741 million pre-tax ($2.79 per share after-tax) increase in net asbestos and environmental (A&E) loss reserves;

•	A pre-tax loss of $70 million ($0.26 per share after-tax) from CFS; and

•	A $40 million ($0.23 per share) charge to establish a tax valuation allowance related to the future U.S. tax benefit of European losses.

     The per-share amounts for 2003 reflect a charge of $0.25 for the expensing of stock options, compared to no charge in 2002.

     Property and casualty net premiums written in 2003 increased 22% to $11.1 billion. Chubb Re accounted for about 4 percentage points of this growth. Excluding the A&E charges in both years, the combined ratio improved to 95.5% from 97.5%. Including the A&E charges, the combined ratio for the year was 98.0% in 2003 and 106.7% in 2002. Catastrophe losses for the year were $294.0 million (2.9 percentage points of the combined ratio) in 2003, compared to $98.4 million (1.2 points) in 2002. The expense ratio for the year was 30.4% in 2003 and 31.3% in 2002.

     Chubb Commercial Insurance (CCI) premiums, which accounted for 37% of Chubb’s 2003 net written premiums, grew 21% to $4.11 billion. Excluding the A&E charges in both years, the combined ratio improved to 89.2% in 2003 from 93.1% in 2002. Including the A&E charges, the combined ratio was 95.9% in 2003 and 118.6% in 2002. Catastrophe losses accounted for 2.4 percentage points of the combined ratio in 2003, compared to 2.2 points in 2002.

     Chubb Specialty Insurance (CSI) premiums, which accounted for 40% of Chubb’s total 2003 premiums, grew 31% to $4.37 billion. The combined ratio improved to 100.0% in 2003 from 101.8% in 2002.

     Chubb Personal Insurance (CPI) premiums, which accounted for 23% of Chubb’s total 2003 premiums, grew 12% to $2.59 billion. CPI’s combined ratio was 98.2% in 2003 and 97.2% in 2002. Catastrophe losses accounted for 7.9 percentage points of the combined ratio in 2003, compared to 1.5 points in 2002.

     For the 12 months ended December 31, 2003, property and casualty investment income after taxes increased 10.8% to $843.1 million from $760.6 million.

Asbestos Reserve Strengthening

     Together with its independent outside actuaries, Chubb has just completed a rigorous update of the 2002 ground-up asbestos reserve analysis. Based on developments related to its insureds and on overall industry experience, an increase in reserves was indicated. Consistent with Chubb’s policy of maintaining reserve adequacy, the company has increased its net reserves by $250 million. This increase reflects the best estimate of its actuaries and is based on the latest information available.

     “Based upon this detailed update,” said Mr. Finnegan, “we have as high a level of confidence in the adequacy of our asbestos reserves as is possible in this dynamic and challenging environment.”

     Total reserves for asbestos as of year end 2003 were just over $1 billion. A detailed update of Chubb’s asbestos reserves has been posted on the company’s Internet site at www.chubb.com.

CFS Developments

     As announced in April 2003, Chubb is running off the financial products portfolio of CFS, which was established in 2000.

     “Since deciding to exit the credit derivatives business,” said Mr. Finnegan, “I have been particularly focused on minimizing the potential of our having to make a large payment due to an unexpected credit event over the next few years. The new agreement achieves this objective by limiting our exposure while deferring any payment obligations that might come due. Given the high quality of the remaining portfolio, the cap announced today greatly reduces the magnitude of our downside exposure from this runoff business.”

     At September 30, 2003, CFS’s aggregate notional exposure from its credit default swap portfolio was $39 billion. By year end 2003, Chubb had reduced the aggregate notional exposure by $14 billion to $25 billion. The remaining portfolio consists of $11 billion of asset-backed securities, $11 billion of corporate debt obligations and $3 billion of loan portfolios.

     Included in the $14 billion reduction were two asset-backed portfolios aggregating $3.9 billion of notional exposure. Chubb has previously indicated that it had experienced deterioration in the credit quality of the underlying securities of these two portfolios. Although the subordination limits had not been pierced, the credit quality deterioration had resulted in mark-to-market losses of $70 million during the first nine months of 2003 and a $140 million carried liability at September 30, 2003 related to the two portfolios.

     In order to cap its exposure to these two asset-backed portfolios, CFS paid $50 million in the fourth quarter to terminate the two contracts and entered into a new contract which guarantees principal and interest obligations on only $2.3 billion of the original $3.9 billion notional amount. Under the new agreement, CFS’s potential payment obligations have been extended from the original termination dates of 2007 and 2008 to the date when the last of the underlying obligations expire.

     Under the new agreement, CFS’s maximum payment obligation is limited to $500 million regardless of the amount of losses that might be incurred on the $2.3 billion portfolio. Moreover, if losses are incurred, CFS’s payment obligations are limited to an extended payment schedule under which no payment would be due until 2010 at the earliest.

     CFS has established a liability of $186 million related to the new contract, which represents the estimated fair value of the principal and interest guarantee. The new liability was partially offset by the elimination of the old contracts’ liability of $140 million, resulting in a net increase in liability of $46 million. Together with the payment of $50 million to terminate the old contracts, this resulted in the fourth quarter pre-tax charge of $96 million.

     “We are pleased that we have succeeded in capping our exposure to the two asset-backed portfolios that had experienced deterioration in underlying credit quality,” said Michael O’Reilly, Vice Chairman and Chief Financial Officer. “We have reduced the notional exposure of CFS’s credit derivatives portfolio to $25 billion at year end 2003 from a peak level of $43 billion at June 30, 2003. Apart from the two contracts covered by this agreement, this reduction has been achieved with a neutral impact on earnings. We will continue our efforts to reduce our remaining notional exposure, depending on market conditions.”

2004 Operating Income Guidance

     “The strong fundamentals in our property and casualty insurance business form a solid foundation for our expectation that 2004 will be a rewarding year for Chubb,” said Mr. Finnegan, “with operating income in the range of $5.90 to $6.30 per share, subject to the risks outlined in the company’s forward looking information safe-harbor statements. Our forecast assumes normal catastrophe losses and excludes CFS results.”

     Mr. Finnegan said the operating income guidance is based on the assumption of:

•	Net written premium growth in 2004 of 10% to 14%, including 8% to 11% growth in CCI, 14% to 17% growth in CSI and 8% to 11% growth in CPI;

•	A combined ratio between 94% and 96% for the year, based on a combined ratio of 89% to 92% for CCI, 97% to 100% for CSI and 94% to 97% for CPI; and

•	Growth of property and casualty investment income after taxes of 10% to 12%.

Webcast Conference Call to be Held Today, February 3, at 5:30 P.M.

     Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, February 3, at 5:30 P.M. Eastern time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

     The company’s financial supplement has been posted on its Internet site at www.chubb.com.

     All financial results in this release and attachments are unaudited.

For further information contact:	Investors: Media:	Glenn A. Montgomery (908) 903-2365 Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss)

Management evaluates underwriting results separately from investment results. The underwriting operations consist of three separate business units: personal insurance, commercial insurance and specialty insurance. Performance of the business units is based on statutory underwriting results. Statutory accounting principles differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Ratio or Combined Loss and Expense Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD LOOKING INFORMATION

     Certain statements in this document, and certain oral statements made by management from time to time, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological or chemical events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:

•	our expectations relating to reinsurance recoverables;

•	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

•	our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

•	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the willingness of parties, including us, to settle disputes;

•	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

•	the impact of the current economic climate on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

•	the effects on the energy markets and the companies that participate in them, and in particular as they may relate to concentrations of risk in our surety business;

•	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

•	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

•	claims and litigation arising out of investment banking practices;

•	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	the occurrence of significant weather-related or other natural or human-made disasters;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic conditions including:

•	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by our Chubb Financial Solutions unit in particular;

•	the effects of inflation;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and pricing environments;

•	regional or general changes in asset valuations;

•	the inability to reinsure certain risks economically;

•	changes in the litigation environment;

•	general market conditions; and

•	our ability to implement management’s strategic plans and initiatives.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

		Periods Ended December 31
	Fourth Quarter		Twelve Months

	2003	2002	2003	2002

		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,930.4	$2,427.1	$11,067.9	$9,047.3
Increase in Unearned Premiums	(214.5)	(210.6)	(885.4)	(962.0)

Premiums Earned	2,715.9	2,216.5	10,182.5	8,085.3

Claims and Claim Expenses (a)	2,017.2	1,551.6	6,867.2	6,064.6
Operating Costs and Expenses	866.0	747.3	3,356.3	2,822.6
Increase in Deferred Policy Acquisition Costs	(34.6)	(31.2)	(168.3)	(212.5)
Dividends to Policyholders	4.8	9.9	22.8	36.5

Underwriting Income (Loss)	(137.5)	(61.1)	104.5	(625.9)

Investments
Investment Income Before Expenses	288.7	243.1	1,082.9	952.2
Investment Expenses	7.0	5.0	24.5	22.8

Investment Income	281.7	238.1	1,058.4	929.4

Other Charges	(6.9)	(8.5)	(29.5)	(25.3)

Property and Casualty Income	137.3	168.5	1,133.4	278.2
CHUBB FINANCIAL SOLUTIONS
NON-INSURANCE BUSINESS	(96.3)	(13.9)	(126.9)	(69.8)
CORPORATE AND OTHER	(54.9)	(18.5)	(157.3)	(73.9)

CONSOLIDATED OPERATING INCOME
(LOSS) BEFORE INCOME TAX	(13.9)	136.1	849.2	134.5
Federal and Foreign Income Tax (Credit)	(87.0)	52.4	95.3	(66.4)

CONSOLIDATED OPERATING INCOME	73.1	83.7	753.9	200.9
REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	(.8)	(27.1)	54.9	22.0

CONSOLIDATED NET INCOME	$72.3	$56.6	$808.8	$222.9

PROPERTY AND CASUALTY INVESTMENT
INCOME AFTER INCOME TAX	$224.0	$194.1	$843.1	$760.6

(a)	Claims and claim expenses include asbestos claims of $250.0 million in the fourth quarter and twelve months ended December 31, 2003 and asbestos and toxic waste claims of $75.0 million and $741.1 million in the fourth quarter and twelve months ended December 31, 2002, respectively.

Effective January 1, 2003, the Corporation adopted the fair value method of accounting for stock-based employee compensation plans using the modified prospective method of transition. The change in accounting resulted in a decrease in operating income before income tax of $15.1 million ($10.3 million after-tax) for the fourth quarter of 2003 and $66.2 million ($46.0 million after-tax) for the twelve months ended December 31, 2003.

		Periods Ended December 31
	Fourth Quarter		Twelve Months

	2003	2002	2003	2002

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	190.0	171.7	181.3	172.9
Actual Common Shares at End of Period	188.0	171.2	188.0	171.2
DILUTED EARNINGS PER SHARE DATA
Operating Income	$.38	$.48	$4.16	$1.16
Realized Investment Gains (Losses)	—	(.15)	.30	.13

Net Income	$.38	$.33	$4.46	$1.29

Effect of Catastrophe Losses	$(.11)	$(.09)	$(1.05)	$(.37)

Effect of Asbestos and Toxic Waste Losses	$(.86)	$(.29)	$(.90)	$(2.79)

Effect of Chubb Financial Solution Non-Insurance Business	$(.33)	$(.05)	$(.45)	$(.26)

Effect of Tax Valuation Allowance	$.21	$(.23)	$.22	$(.23)

Effect of Expensing Stock Options	$(.05)	$—	$(.25)	$—

	Dec. 31	Dec. 31
	2003	2002

		(Restated)
BOOK VALUE PER COMMON SHARE	$45.33	$39.87
BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	42.21	36.42

Book value per common share at December 31, 2002 has been restated to reflect the accounting changes prescribed by Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51. The effect of the restatement on previously reported December 31, 2002 shareholders’ equity was a decrease of $33.5 million. The effect on net income for 2002, as previously reported, and on net income for 2003 was immaterial.

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months

	2003	2002	2003	2002

Losses to Premiums Earned	74.4%	70.3%	67.6%	75.4%
Expenses to Net Premiums Written	29.6	30.9	30.4	31.3

Combined Loss and Expense Ratio	104.0%	101.2%	98.0%	106.7%

The underwriting ratios for the fourth quarter of 2003 and 2002 include the effect of net losses of $250.0 million and $75.0 million, respectively, related to asbestos claims. Excluding the effect of such losses, the losses to premiums earned ratio was 65.2% and 66.9% and the combined loss and expense ratio was 94.8% and 97.8% in the fourth quarter of 2003 and 2002, respectively.

The underwriting ratios for the twelve months ended December 31, 2003 include the effect of net losses of $250.0 million related to asbestos claims. The underwriting ratios for the twelve months ended December 31, 2002 include the effect of net losses of $741.1 million related to asbestos and toxic waste claims. Excluding the effect of such losses, the losses to premiums earned ratio was 65.1% and 66.2% and the combined loss and expense ratio was 95.5% and 97.5% in 2003 and 2002, respectively.

PROPERTY AND CASUALTY CLAIMS AND CLAIM EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months

	2003	2002	2003	2002

		(in millions)
Paid Claims and Claim Expenses	$1,278.7	$1,153.8	$4,987.6	$4,432.7
Increase in Unpaid Claims and Claim Expenses	738.5	397.8	1,879.6	1,631.9

Total Claims and Claim Expenses	$2,017.2	$1,551.6	$6,867.2	$6,064.6

The increase in unpaid claims and claim expenses for the fourth quarter of 2003 and 2002 includes $205.8 million and $53.8 million, respectively, related to asbestos and toxic waste claims. The increase in unpaid claims and claim expenses for the twelve months ended December 31, 2003 and 2002 includes $154.4 million and $671.3 million, respectively, related to asbestos and toxic waste claims.

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums		Combined Loss and
	Written		Expense Ratios

	2003	2002	2003		2002

	(in millions)
TWELVE MONTHS ENDED DECEMBER 31
Personal Insurance
Automobile	$590.0	$536.1	98.9%		97.5%
Homeowners	1,485.4	1,299.0	104.4		104.5
Other	514.9	478.6	79.8		77.8

Total Personal	2,590.3	2,313.7	98.2		97.2

Commercial Insurance
Multiple Peril	1,088.6	930.1	89.7		99.7
Casualty	1,362.1	1,119.0	108.0	a	166.6	b
Workers’ Compensation	625.9	458.2	94.7		92.3
Property and Marine	1,032.4	897.4	87.9		90.2

Total Commercial	4,109.0	3,404.7	95.9	a	118.6	b

Specialty Insurance
Executive Protection	2,113.6	1,702.4	103.9		110.3
Financial Institutions	830.0	680.3	111.0		110.7
Other	1,425.0	946.2	86.2		77.8

Total Specialty	4,368.6	3,328.9	100.0		101.8

Total	$11,067.9	$9,047.3	98.0	%a	106.7	%b

(a)	The product mix for the twelve months ended December 31, 2003 includes the effect of net losses of $250.0 million related to asbestos claims. Excluding the effect of such losses, the combined loss and expense ratio was 87.8% for Casualty, 89.2% for Total Commercial and 95.5% in total.

(b)	The product mix for the twelve months ended December 31, 2002 includes the effect of net losses of $741.1 million related to asbestos and toxic waste claims. Excluding the effect of such losses, the combined loss and expense ratio was 89.9% for Casualty, 93.1% for Total Commercial and 97.5% in total.

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums		Combined Loss and
	Written		Expense Ratios

	2003	2002	2003		2002

	(in millions)
QUARTER ENDED DECEMBER 31
Personal Insurance
Automobile	$146.4	$134.0	98.9%		94.6%
Homeowners	371.2	327.9	98.3		101.2
Other	123.5	114.5	85.9		78.6

Total Personal	641.1	576.4	96.0		95.0

Commercial Insurance
Multiple Peril	279.2	242.6	88.0		94.6
Casualty	352.1	284.3	159.6	a	116.0	b
Workers’ Compensation	150.0	107.9	101.6		91.5
Property and Marine	266.3	244.7	84.1		99.5

Total Commercial	1,047.6	879.5	113.2	a	102.7	b

Specialty Insurance
Executive Protection	587.6	488.1	103.8		123.1
Financial Institutions	226.6	172.0	109.7		129.8
Other	427.5	311.1	90.4		54.7

Total Specialty	1,241.7	971.2	100.6		104.3

Total	$2,930.4	$2,427.1	104.0	%a	101.2	%b

(a)	The product mix for the quarter ended December 31, 2003 includes the effect of net losses of $250.0 million related to asbestos claims. Excluding the effect of such losses, the combined loss and expense ratio was 85.2% for Casualty, 88.1% for Total Commercial and 94.8% in total.

(b)	The product mix for the quarter ended December 31, 2002 includes the effect of net losses of $75.0 million related to asbestos claims. Excluding the effect of such losses, the combined loss and expense ratio was 87.9% for Casualty, 93.3% for Total Commercial and 97.8% in total.